EXHIBIT 99.1

PRESS RELEASE	June 12, 2007
FOR IMMEDIATE RELEASE
For additional information, please contact:
Hugh W. Mohler, Chairman, President & CEO	410-427-3707
Mark A. Semanie, Executive Vice President and CFO	410-427-3715

Bay National Corporation Declares 10 Percent Stock Dividend

BALTIMORE, MD, June 12, 2007—Hugh W. Mohler, Chairman of the Board of Directors of Bay National Corporation (Nasdaq: BAYN), parent company of Bay National Bank, announced today that the Board of Directors has declared a 10 percent stock dividend payable June 29, 2007 to stockholders of record June 18, 2007. Cash will be paid for fractional shares. This stock dividend, which reflects the Bank’s continuing strong growth, is the first dividend since the Company’s founding in 2000.

Mr. Mohler said, “We are very excited about our ability to pay our first stock dividend to shareholders who have given our Company the strength and the resources to succeed. Our excellent record of earnings growth enables us to declare this stock dividend while continuing to implement our long-term strategic plan.
This dividend also reflects our confidence in our future growth and the solid capital position of our Company.”

Bay National Bank commenced full-service banking office operations in May 2000 in the high growth markets of Northern Baltimore County and the Eastern Shore of Maryland. Its mission is to fill the gap in personalized banking services resulting from the many disruptive bank mergers and acquisitions. The Bank’s niche market is small to middle market businesses, professional service firms, nonprofit organizations and high net worth individuals. Bay National offers the personal, responsive service of a community bank combined with the strength and resources of a large institution. For more information, please visit our web site www.baynational.com.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s intentions regarding growth, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.